Consent of Independent Registered Public Accounting Firm


We consent to the references to our firm under the caption "Independent Auditors" and "Financial Information" in the Statement of Additional Information and to the use of our report dated February 18, 2005 with respect to the consolidated financial statements of American Enterprise Life Insurance Company and to the use of our report dated March 31, 2005 with respect to the financial statements of American Enterprise Variable Annuity Account included in Post-Effective Amendment No. 10 to the Registration Statement (Form N-4, No. 333-73958) for the registration of the Evergreen Privilege(SM) Variable Annuity offered by American Enterprise Life Insurance Company.



                                                           /s/ Ernst & Young LLP
                                                           ---------------------
                                                               Ernst & Young LLP

Minneapolis, Minnesota
April 25, 2005